NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
98 San Jacinto Blvd. Suite 220	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. REPORTS
SECOND-QUARTER AND SIX-MONTH 2008 RESULTS
AND UPDATES DEVELOPMENT ACTIVITIES

HIGHLIGHTS
•	Effective May 1, 2008, Stratus entered into a joint venture with Canyon-Johnson Urban Fund II, L.P. for the development of the mixed-use W Austin Hotel & Residences project in downtown Austin, Texas.
•
Crestview Station project’s sale of multi-family and commercial properties resulted in Stratus receiving $3.6 million of cash distributions from this 50 percent-owned investment in the first six months of 2008.

•	For the third quarter of 2008, Stratus’ scheduled real estate sales under existing homebuilder lot sale contracts include 23 lots in its Circle C community for $1.5 million.

	Second Quarter		Six Months
	2008	2007	2008	2007
	(In Thousands, Except Per Share Amounts)
Revenues	$4,223	$6,788	$9,290	$12,105
Operating (loss) income	(1,643)	585	(2,650)	1,288
(Loss) income from continuing operations	(1,168)	417	(1,079)	1,179
Loss from discontinued operations	(105)[a]	(176)	(105)[a]	(200)
Net (loss) income	$(1,273)	$241	$(1,184)	$979

Diluted net (loss) income per share of common stock:
Continuing operations	$(0.16)	$0.05	$(0.15)	$0.15
Discontinued operations	(0.01)[a]	(0.02)	(0.01)[a]	(0.02)
Diluted net (loss) income per share of common stock	$(0.17)	$0.03	$(0.16)	$0.13

Diluted weighted average shares of common stock
outstanding	7,631	7,690	7,599	7,680

a.
In June 2008, Stratus revised the amount of Texas Margin Tax accrued on Escarpment Village income earned during 2007, resulting in $0.1 million additional tax expense related to 2007, which has been recognized in 2008.

AUSTIN, TX, August 11, 2008 – Stratus Properties Inc. (NASDAQ: STRS) reported a net loss of $1.3 million, $0.17 per share, for the second quarter of 2008, compared to net income of $0.2 million, $0.03 per share, for the second quarter of 2007. For the six months ended June 30, 2008, Stratus reported a net loss of $1.2 million, $0.16 per share, compared with net income of $1.0 million, $0.13 per share, for the six months ended June 30, 2007.

Real Estate Revenues.  Property sales for the second-quarter and six-month periods of 2008 and 2007 included the following (revenues in thousands):

	Second Quarter
	2008		2007
	Lots	Revenues	Lots	Revenues
Residential Properties:
Barton Creek
Calera Courtyard Homes	1	$ 635	-	$ -
Calera Drive	-	-	2	809
Mirador Estate	-	-	2	1,559
Wimberly Lane Phase II
Standard Homebuilder	-	-	3	522

Circle C
Meridian	22	1,723	20	1,423

Deerfield	-	-	15	1,004
Total Residential	23	$ 2,358	42	$ 5,317

	Six Months
	2008			2007
	Lots	Revenues		Lots	Revenues
Residential Properties:
Barton Creek
Calera Courtyard Homes	1	$ 635		-	$ -
Calera Drive	-	-		2	809
Mirador Estate	-	-		2	1,559
Wimberly Lane Phase II
Standard Homebuilder	1	265	[a]	6	1,045

Circle C
Meridian	55	3,952		48	3,239

Deerfield	21	1,410		30	2,008
Total Residential	78	$ 6,262		88	$ 8,660

a.	Includes $0.1 million for homebuilder contract termination fee.

Stratus also sold a five-acre tract at the Circle C community for $1.1 million during the first six months of 2007.

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Rental Income.  For the second quarter of 2008, Stratus earned $1.2 million in rental income, compared to $0.7 million for the 2007 period. The majority of Stratus’ rental income was from Stratus’ two 75,000-square-foot office buildings at 7500 Rialto Boulevard. As of June 30, 2008, the original office building was 97 percent leased and the second building was approximately 94 percent leased. Rental income increased in the second quarter of 2008, compared to the second quarter of 2007, primarily because of an approximate 50 percent increase in the occupancy of the second office building from second-quarter 2007. In addition, rental income for the second quarter of 2008 includes $0.2 million from Barton Creek Village, which includes a retail building completed in second-quarter 2007 and a bank building completed in early 2008.

Equity in Unconsolidated Affiliate’s Income.  Stratus accounts for its 50 percent interest in its unconsolidated affiliate, Crestview Station, using the equity method. Crestview Station sold the majority of its multi-family and commercial property in 2007 and an additional commercial property in first-quarter 2008, which resulted in Stratus’ equity in Crestview Station’s earnings totaling $0.8 million in the first six months of 2008.

Development Activities.  W Austin Hotel & Residences.  In 2005, the City selected Stratus to develop a mixed-use project in downtown Austin immediately north of the new City Hall complex. In December 2006, Stratus acquired the property for $15.1 million. Stratus has executed agreements with Starwood Hotels & Resorts Worldwide, Inc. for the development of a W Hotel & Residences on the site. The W Austin Hotel & Residences project includes an entire city block and is planned for a mixture of hotel, residential, retail, office and entertainment uses.

In May 2007, Stratus announced its proposed partnership with Canyon-Johnson Urban Fund II, L.P. (Canyon-Johnson) for the development of the W Austin Hotel & Residences project. The grand opening for the onsite sales center was held in conjunction with the groundbreaking ceremony in October 2007.

Effective May 1, 2008, Stratus entered into a joint venture with Canyon-Johnson for the development of the project. Stratus is the manager of the project and has an approximate 40 percent interest in the joint venture. Stratus’ initial capital contribution to the joint venture consisted of a 1.76 acre tract of land and the related property and development agreements. Canyon-Johnson has an approximate 60 percent interest in the joint venture. Canyon-Johnson contributed initial capital and will contribute additional capital until certain capital contribution requirements are met. In the aggregate, Canyon-Johnson will contribute approximately 60 percent of the joint venture’s required capital and Stratus will contribute approximately 40 percent.

A Stratus subsidiary has been designated as the developer of the project and will be paid a $6.0 million developer’s fee over the term of construction.

In May 2008, the joint venture entered into a construction loan agreement with Corus Bank, N.A. to finance the construction of the W Austin Hotel & Residences project. Pursuant to the construction loan agreement, the joint venture may borrow up to an aggregate of $165.0 million to fund the construction, development and marketing costs of the project. Construction of the project commenced in the second quarter of 2008.

Crestview Station.  In 2005, Stratus formed a joint venture with Trammell Crow Central Texas Development Inc. to acquire an approximate 74-acre tract at the intersection of Airport Boulevard and Lamar Boulevard in Austin, Texas, for $7.7 million. The property, known as Crestview Station, is a single-family, multi-family, retail

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and office development, which is located on the commuter rail line approved by City of Austin voters. With Trammell Crow, Stratus has completed environmental remediation and permitting of the property and is now proceeding with infrastructure development. In September 2007, the State of Texas certified that the remediation was complete.

Calera.  During 2004, Stratus began construction of courtyard homes at Calera Court, the initial phase of the Calera subdivision, which will include 16 home sites on 16 acres. The second phase of Calera, Calera Drive, consisting of 53 single-family lots, many of which adjoin the Fazio Canyons Golf Course, was completed in 2006. As of June 30, 2008, only eight lots remained unsold at Calera Drive. Construction of the final phase, known as Verano Drive, which includes 71 single-family lots, began in the first quarter of 2007 and was completed in July 2008.

Amarra Drive.  During 2007, Stratus completed development of Amarra Drive Phase I, the initial phase of the Amarra Drive subdivision. Amarra Drive Phase I includes eight lots with sizes ranging from approximately one to four acres, some of which are course-side lots on the Fazio Canyons Golf Course and others are secluded lots adjacent to the Nature Conservancy of Texas. In January 2008, Stratus commenced development of Amarra Drive Phase II, which will consist of 35 lots on 51 acres and two townhome tracts on 31 acres.

Barton Creek Village.  In the second quarter of 2007, Stratus completed the first phase of the Barton Creek Village which includes a 22,000-square-foot retail complex. In July 2007, Stratus began construction of a 3,300-square-foot bank building within this retail complex, and it was completed in early 2008. Construction of the second retail complex will begin by 2009.

Wimberly Lane Phase II.  In 2004, Stratus entered into a contract with a national homebuilder to sell 41 lots within the Wimberly Lane Phase II subdivision in the Barton Creek community. The average purchase price for each of the 41 lots was $150,400, subject to a six percent annual escalator commencing in December 2004. Stratus sold the last homebuilder lot in January 2008 and has one Wimberly Lane lot remaining for sale.

Circle C Community. Stratus is developing the Circle C community based on the entitlements secured in its Circle C settlement with the City of Austin. The Circle C settlement, as amended in 2004, permits development of 1.16 million square feet of commercial space, 504 multi-family units and 830 single family residential lots. Meridian is an 800-lot residential development at the Circle C community. In 2005, the first phase of construction commenced. During the first quarter of 2005, Stratus contracted to sell a total of 494 lots in its Meridian project to three national homebuilders in four phases. Sales for each of the four phases commence upon substantial completion of development for that phase, and continue every quarter until all of the lots have been sold. The first and second phases each consisted of 134 lots. The first phase was substantially completed at the end of 2005. Development of the second phase was substantially completed in March 2006. Development of the 108-lot third phase of Meridian was completed in September 2007. The 118-lot fourth phase commenced in early 2008 and was completed in June 2008.

In 2006, Stratus signed another contract with a national homebuilder for 42 additional lots. Development of those lots commenced in April 2007 and substantial completion occurred in April 2008. Development of the final phase of Meridian, which consists of 57 one-acre lots, is expected to commence in 2009.

Stratus estimates its sales in Meridian will total at least 23 lots for $1.5 million during the third quarter of 2008.

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Lantana.  Lantana is a partially developed, mixed-use project with remaining entitlements for approximately 1.0 million square feet of office and retail use on 223 acres as of June 30, 2008. Regional utility and road infrastructure is in place with capacity to serve Lantana at full build-out permitted under Stratus’ existing entitlements.

Stratus is a diversified real estate company engaged in the acquisition, development, management and sale of commercial, multi-family and residential real estate properties located primarily in the Austin, Texas area.
____________________________

CAUTIONARY STATEMENT.  This press release contains certain forward-looking statements regarding proposed real estate sales and development activities at W Austin Hotel & Residences, the Lantana community, the Barton Creek community, the Circle C community and Crestview Station. Important factors that might cause future results to differ from those projections include economic and business conditions, the availability of financing, regulatory approvals and environmental regulations, which are described in more detail in Stratus’ 2007 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

A copy of this release is available on Stratus’ web site, www.stratusproperties.com.

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STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008		2007
Revenues:
Real estate	$2,399	$5,317	$6,303		$9,743
Rental income	1,169	711	2,120		1,381
Commissions, management fees and other	655	760	867		981
Total revenues	4,223	6,788	9,290		12,105
Cost of sales:
Real estate, net	2,652	3,406 [a]	5,870	[a]	4,989 [a]
Rental	923	763	1,739		1,531
Depreciation	394	206	777		483
Total cost of sales	3,969	4,375	8,386		7,003
General and administrative expenses	1,897	1,828	3,554		3,814
Total costs and expenses	5,866	6,203	11,940		10,817
Operating (loss) income	(1,643)	585	(2,650)		1,288
Interest expense, net	(329)	(10)	(659)		(13)
Interest income	154	31	1,103		535
Equity in unconsolidated affiliate’s income	222	-	778		-
(Loss) income from continuing operations before
income taxes and minority interest	(1,596)	606	(1,428)		1,810
Benefit from (provision for) income taxes	364	(189)	285		(631)
Minority interest in net loss of consolidated subsidiary	64 [b]	-	64	[b]	-
(Loss) income from continuing operations	(1,168)	417	(1,079)		1,179
Loss from discontinued operations	(105)[c]	(176)[d]	(105	) [c]	(200)[d]
Net (loss) income	$(1,273)	$241	$(1,184)		$979

Basic net (loss) income per share of common stock:
Continuing operations	$(0.16)	$0.05	$(0.15)		$0.16
Discontinued operations	(0.01)[c]	(0.02)[d]	(0.01)[c]		(0.03)[d]
Basic net (loss) income per share of common stock	$(0.17)	$0.03	$(0.16)		$0.13

Diluted net (loss) income per share of common stock:
Continuing operations	$(0.16)	$0.05	$(0.15)		$0.15
Discontinued operations	(0.01)[c]	(0.02)[d]	(0.01)[c]		(0.02)[d]
Diluted net (loss) income per share of common stock	$(0.17)	$0.03	$(0.16)		$0.13

Weighted average shares of common stock outstanding:
Basic	7,631	7,568	7,599		7,559
Diluted	7,631	7,690	7,599		7,680

a.
Includes reductions for Barton Creek Municipal Utility District (MUD) totaling $0.1 million in the second quarter of 2007, $0.1 million in the six months ended June 30, 2008, and $1.7 million in the six months ended June 30, 2007. Stratus did not receive any Barton Creek MUD reimbursements during the second quarter of 2008.

b.	Relates to the operations of W Austin Hotel & Residences, Stratus’ consolidated subsidiary.
c.	Relates to the revised amount of Texas Margin Tax accrued on Escarpment Village income earned during 2007.
d.	Relates to the operations of Escarpment Village, which Stratus sold on October 12, 2007.

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STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	June 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$34,693	$40,873
Restricted cash	6	112
Accounts receivable	1,306	2,315
Notes receivable from property sales	186	311
Deposits, prepaid expenses and other	6,393	79
Deferred tax asset	557	1,401
Total current assets	43,141	45,091
Real estate, commercial leasing assets and facilities, net:
Property held for sale – developed or under development	139,238	129,759
Property held for sale – undeveloped	16,878	16,523
Property held for use, net	24,931	24,421
Investment in unconsolidated affiliate	2,004	4,226
Deferred tax asset	7,054	5,534
Other assets	5,736	2,803
Total assets	$238,982	$228,357

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$5,858	$6,324
Accrued interest, property taxes and other	5,709	5,623
Current portion of long-term debt	271	242
Total current liabilities	11,838	12,189
Long-term debt	63,142	61,258
Other liabilities	1,859	2,510
Total liabilities	76,839	75,957

Minority interest in consolidated subsidiary	10,614 [a]	-

Stockholders’ equity:
Preferred stock	-	-
Common stock	82	81
Capital in excess of par value of common stock	197,234	195,898
Accumulated deficit	(30,484)	(29,300)
Common stock held in treasury	(15,303)	(14,279)
Total stockholders’ equity	151,529	152,400
Total liabilities and stockholders’ equity	$238,982	$228,357

a.	Relates to Canyon-Johnson’s interest in W Austin Hotel & Residences.

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Six Months Ended
	June 30,
	2008	2007
Cash flow from operating activities:
Net (loss) income	$(1,184)	$979
Adjustments to reconcile net (loss) income to net cash (used in)
provided by operating activities:
Loss from discontinued operations	105	200
Depreciation	777	483
Minority interest in net loss of consolidated subsidiary	(64)	-
Cost of real estate sold	4,634	5,358
Deferred income taxes	(676)	(157)
Stock-based compensation	483	759
Equity in unconsolidated affiliate’s income	(778)	-
Distribution of unconsolidated affiliate’s income	1,266	-
Deposits	(1,148)	(2,922)
Other	(361)	(10)
(Increase) decrease in working capital:
Accounts receivable, prepaid expenses and other	(5,764)	(276)
Accounts payable, accrued liabilities and other	335	1,314
Net cash (used in) provided by continuing operations	(2,375)	5,728
Net cash used in discontinued operations	-	(93)[a]
Net cash (used in) provided by operating activities	(2,375)	5,635

Cash flow from investing activities:
Purchases and development of real estate properties	(19,065)	(17,143)
Development of commercial leasing properties and other expenditures	(352)	(216)
Municipal utility district reimbursements	3,753	2,557
Return of investment in unconsolidated affiliate	2,374	-
Net cash used in continuing operations	(13,290)	(14,802)
Net cash used in discontinued operations	-	(118)[a]
Net cash used in investing activities	(13,290)	(14,920)

Cash flow from financing activities:
Borrowings from revolving credit facility	-	15,450
Payments on revolving credit facility	-	(18,450)
Borrowings from construction loan	2,022	-
Repayments on Lantana promissory note	(109)	-
Borrowings from unsecured term loans	-	15,000
Minority interest contributions	10,678	-
Net payments for exercised stock options	(114)	(35)
Excess tax benefit from exercised stock options	281	655
Purchases of Stratus common shares	(428)	(153)
Financing costs	(2,845)	(284)
Net cash provided by continuing operations	9,485	12,183
Net cash used in discontinued operations	-	(154)[a]
Net cash provided by financing activities	9,485	12,029
Net (decrease) increase in cash and cash equivalents	(6,180)	2,744
Cash and cash equivalents at beginning of year	40,873	1,839
Cash and cash equivalents at end of period	34,693	4,583
Less cash at discontinued operations	-	(496)[a]
Cash and cash equivalents at end of period	$34,693	$4,087

a.	Relates to Escarpment Village, which Stratus sold on October 12, 2007.

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